March 1, 2004

William D. Burk

5002 E. Calle Guebabi

Tucson, Arizona 85718

RE: Legal & Oil & Gas Consulting Services

Dear Bill:

This letter agreement, when accepted by you in the manner set forth below, shall identify the terms and conditions under which William D. Burk ("Burk") has performed certain oil and gas consulting services and legal services to Petrol Oil and Gas, Inc. ("POGI"). Since August of 2003, Burk has assisted POGI in its oil and gas operations with regard to the coal bed methane project in and around Coffey County, Kansas (hereinafter the "Coalbed Methane Project"). It is recognized that Burk has assisted POGI in ascertaining and locating potential working interest participants and also in the preparation of the various agreements with potential working interest partners and joint venturers required to facilitate and finance the Coalbed Methane Project (hereinafter collectively referred to as the "Services").

In consideration of the Services and for his continued assistance to POGI, POGI hereby grants and conveys to Burk the following options in and to POGI common stock:

  an option to purchase up to 100,000 shares of restricted POGI common stock at a price of $1.25 per share. Burk shall have up to three (3) years from the date of this agreement to exercise all or part of such option and this option shall expire as to any shares not exercised within such three (3) year period.

  an option to purchase up to 200,000 shares of restricted POGI common stock at a price of $1.50 per share. Burk shall have up to three (3) years from the date of this agreement to exercise all or part of such option and this option shall expire as to any shares not exercised within such three (3) year period.

In addition to the foregoing, POGI agrees to reimburse Burk for reasonable business expenses incurred in performing the Services. Such reimbursable expenses shall include, without limitation, reasonable travel, lodging and meal expenses which are normal and customary for performing the Services and shall also include those business trips performed at the request of POGI. Burk shall also be available to continue to assist POGI in the preparation of agreements with future farmout and working interest participants.

Burk and POGI also recognize that, from time to time, POGI may request Burk to provide specific legal or consultation services, in addition to the Services set forth above, that will require an inordinate amount of time and effort. In this event, Burk may perform such additional services on an hourly, daily or project fee basis, upon the agreement of both parties.

Very truly yours,

Petrol Oil & Gas Inc.

Paul Branagan

President

AGREED TO AND ACCEPTED

This ___day of March, 2004

William D. Burk